Exhibit 5.1

May 23, 2013

Venaxis, Inc.
1585 South Perry Street
Castle Rock, Colorado  80104

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Venaxis, Inc., a Colorado corporation (the “Company”) and are rendering this opinion in connection with the filing of a Registration Statement on Form S-1 (File No. 333-188498) (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), and warrants to purchase shares of Common Stock (the “Warrants”) and the shares of Common Stock issuable upon exercise of the Warrants. The Shares and the Warrants may be issued and sold by the Company pursuant to that certain purchase agreement to be entered into between the Company and Piper Jaffrey & Co. (the “Purchase Agreement”).  The Shares and the Warrants may be issued and sold by the Company for an aggregate initial offering price not to exceed $23,000,000 (which includes the exercise of the underwriter’s over-allotment option).

We have examined the following documents: (a) the Articles of Incorporation, as amended, of the Company; (b) the Amended and Restated Bylaws of the Company; (c) the form of Purchase Agreement; and (d) the Registration Statement and all exhibits thereto.  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. In rendering the opinion set forth below, we have relied as to factual matters upon certificates, statements and representations of, and other information obtained from, the Company, its officers and representatives, public officials and other sources believed by us to be responsible.  We have assumed the conformity of the documents

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Venaxis, Inc.
May 23, 2013

filed with the Commission via the EDGAR system, except for required EDGAR formatting changes, to physical copies of the documents submitted for our examination.

For the purposes of this opinion letter, we have assumed further that, at the time of the issuance, sale and delivery of the Common Stock at issue: (a) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (b) the Articles of Incorporation, as amended, of the Company, as currently in effect, will not have been modified or amended.

On the basis of the foregoing, we are of the opinion that, with respect to the offering of the Shares and the Warrants by the Company pursuant to the Registration Statement, when (a) the Registration Statement has become effective under the Securities Act, (b) the board of directors or any duly designated committee thereof has adopted resolutions approving the issuance and sale of the Shares and the Warrants at a specified price or pursuant to a specified pricing mechanism, (c) certificates representing the shares of Common Stock have been duly executed by appropriate officers of the Company or appropriate book entries have been made in the stock records of the Company, (d)  the Warrants are issued by the Company; and (e) the Shares and the Warrants have been duly and properly sold, paid for and delivered as contemplated in the Registration Statement and in accordance with the Purchase Agreement, then (i) the Shares will be duly authorized, validly issued, fully paid and non-assessable; (ii) the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) upon the exercise of the Warrants in accordance with their terms, any Common Stock to be issued upon the exercise of the Warrants will be duly authorized, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Colorado and the present federal law of the United States of America.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Ballard Spahr LLP